EXHIBIT 99.1

TPI Composites, Inc. Announces Temporary Reductions and Suspensions of Production at Certain of its Facilities and Updated Financial Outlook

SCOTTSDALE, Ariz., April 3, 2020 (GLOBE NEWSWIRE) -- TPI Composites, Inc. (Nasdaq: TPIC), the only independent manufacturer of composite wind blades with a global footprint, today announced that it is currently operating its Chennai, India, manufacturing facility with a skeleton staff through April 15, 2020 and that it will temporarily operate its Matamoros, Mexico facility at reduced capacity beginning on April 3, 2020 through April 30, 2020. TPI also stated that it will operate its Izmir, Turkey manufacturing facilities at approximately 50% capacity during the first half of April.  TPI’s decision to temporarily reduce or suspend production at these manufacturing facilities is due primarily to certain applicable government-mandated stay at home orders in response to the COVID-19 pandemic which resulted in demands from its unions in Matamoros and Turkey to either stop or reduce production. These temporary reductions and suspensions of production may last longer than TPI currently anticipates if the government-mandated stay at home orders are extended. TPI currently is operating its other manufacturing facilities at normal production levels, including its manufacturing facilities in China.

TPI’s priority continues to be the safety of its associates, their families, and its communities.  TPI has implemented a crisis management plan and measures focused on prevention, protection, and the support of the public health system.  TPI also implemented many best practices from the Center for Disease Control, the World Health Organization, as well as lessons learned from the management of TPI’s factories in China through the COVID-19 outbreak in January and February. These measures have been put in place to provide a safe operating environment for TPI associates to continue operating at all of its facilities.

TPI also has eliminated non-essential travel globally; is restricting visitors to its sites to business essential personnel only; has implemented temperature scanning for all individuals entering its manufacturing facilities; and is moving as many associates as possible to work-from-home-arrangements. TPI also is providing on-going education and reinforcement of safe behaviors such as proper hand hygiene, cleaning and sanitizing and social distancing for its associates that continue to work on site.

The Company remains focused on its liquidity to ensure the long-term viability of the Company until the pandemic abates.  To that end, TPI has cash of approximately $110 million and net debt of approximately $113 million as of March 31, 2020, along with total availability under its various debt facilities of approximately $77 million for total liquidity in excess of $180 million. TPI defines net debt as (i) cash and cash equivalents less (ii) total debt and debt issuance costs, which debt and debt issuance costs totaled approximately $223 million as of March 31, 2020. Although demand from all its customers remains strong, as a result of the uncertainty relating to the magnitude and duration of the COVID-19 pandemic, TPI is updating its financial guidance issued on February 27, 2020 for the year ending December 31, 2020 such that TPI now expects, based on what it knows today, that Adjusted EBITDA for the year ending December 31, 2020 will be at the lower end of its previously announced range of $100 million to $125 million. TPI will provide a further update on the impact of COVID-19 on our liquidity, business operations, financial condition and results of operations in our first quarter 2020 earnings release, during our first quarter 2020 earnings call and in our Form 10-Q for the quarter ended March 31, 2020.

About TPI Composites, Inc.
TPI Composites, Inc. is the only independent manufacturer of composite wind blades for the wind energy market with a global manufacturing footprint. TPI delivers high-quality, cost-effective composite solutions through long term relationships with leading OEMs in the wind and transportation markets. TPI is headquartered in Scottsdale, Arizona and operates factories throughout the U.S., China, Mexico, Turkey and India. TPI operates additional engineering development centers in Denmark and Germany.

Forward-Looking Statements

This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning: effects on our financial statements and our financial outlook; our business strategy, including anticipated trends and developments in and management plans for our business and the wind industry and other markets in which we operate; our projected annual revenue growth; competition; future financial results, operating results, revenues, gross margin, operating expenses, profitability, products, projected costs, warranties, our ability to improve our operating margins, and capital expenditures. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in “Risk Factors,” in our Annual Report on Form 10-K and other reports that we will file with the SEC.

Investor Relations
480-315-8742
investors@TPIComposites.com